Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made by and between Analytical Surveys, Inc. (the “Company”) and Wayne Fuquay (“Employee”), effective as of March 22, 2004 (the “Effective Date”). Each of the Company and Employee is a “Party” and, collectively, they are sometimes referred to as “Parties.”

WHEREAS, the Company desires to employ Employee in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth for the period provided herein commencing upon the Effective Date, and Employee desires to be employed by the Company on such terms and conditions and for such consideration;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES

Section 1.1 Term of Employment. The Company agrees to employ Employee and Employee agrees to be employed by the Company in San Antonio, Texas, subject to the terms and conditions of this Agreement, beginning as of the Effective Date and continuing for a term of employment, with renewal opportunities, as specified in Section 2.1 herein. The Company shall also cause its Board of Directors to appoint Employee to its Board.

Section 1.2 Duties of Employment. From and after the Effective Date, the Company shall employ Employee in the position of Chief Executive Officer and President (collectively referred to herein as “CEO”), or in such other positions as the Parties mutually may agree. Employee agrees to serve as CEO and to perform diligently and to the best of his abilities the duties and services consistent with his position as are determined and directed by the Board of Directors of the Company (“Board of Directors”), or as are necessary, in the reasonable judgment of Employee, to carry out his duties specified herein. In his capacity as CEO and performing duties under this Agreement, Employee will at all times act in conformity with business and strategic plans approved from time to time by the Board of Directors.

Section 1.3 Location of Office. The Company shall maintain a full-time office for the Employee at the Company’s San Antonio, Texas location.

Section 1.4 Duties of Fiduciary and of Loyalty. Employee acknowledges and agrees that, at all times during the employment relationship, Employee owes fiduciary duties to the Company, including, but not limited to, fiduciary duties of the highest loyalty, fidelity and allegiance, to act at all times in the best interests of the Company, to make full disclosure to the Company of all information that pertains to the Company’s business and interests, to do no act which would injure the Company’s business, its interests, or its reputation, and to refrain from using for Employee’s own benefit or for the benefit of others any information or opportunities pertaining to the Company’s business or interests that are entrusted to Employee or that he learned while employed by the Company. Employee acknowledges and agrees that, upon termination of the employment relationship, Employee shall continue to refrain from using for his own benefit or the benefit of others, or from disclosing to others, any Confidential Information (as defined in Article V) or confidential opportunities pertaining to the Company’s business or interests that were entrusted to Employee during the employment relationship or that he learned while employed by the Company.

Section 1.5 Conflict of Interest. Employee agrees, during the period of his employment by the Company, to devote his full business time, energy and best efforts to the business and affairs of the Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the prior written consent of the Board of Directors. It is agreed that any direct or indirect interest in connection with, or any benefit from, any outside activities, particularly commercial activities, which might in any way adversely affect the Company or any of its affiliates involves a possible conflict of interest. In keeping with Employee’s fiduciary duties to the Company, Employee agrees that during the employment relationship Employee shall not knowingly become involved in a conflict of interest with the Company or its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to the Board of Directors any facts which might involve such a conflict of interest that has not been approved in writing by the Board of Directors. The foregoing notwithstanding, the Parties recognize and agree that Employee may engage in passive personal investments and charitable or public service activities and serve on the boards of directors of corporations or charities to the extent that such activities do not conflict with the business and affairs of the Company or interfere with Employee’s performance of his duties and obligations hereunder.

Section 1.6 Employee’s Other Obligations. Employee represents to the Company that he does not have any obligations to or agreements with other persons or entities (regardless of whether Employee believes such obligations or agreements to be enforceable or valid) which may prevent him from performing his duties as stated in this Agreement.

ARTICLE II

TERM AND TERMINATION OF EMPLOYMENT

Section 2.1 Term of Employment and Continuation of Employment Thereafter. Unless terminated pursuant to the provisions of this Article, the Company agrees to employ Employee for a one-year period beginning on the Effective Date, with an option to continue Employee’s employment with the Company beyond the term of this Agreement upon the mutual written agreement of the Company and Employee. At least thirty (30) days prior to the expiration of this Agreement, each Party shall provide the other Party with written notice of its or his intent or desire to negotiate Employee’s continued employment with the Company. In the event the Company and the Employee both elect to negotiate continued employment as contemplated herein, each hereby agrees to negotiate such continued employment in good faith. If no written agreement is entered to extend the term of this Agreement, this Agreement will terminate and Employee will become an at will employee and either Employee or Company is free to end the employment relationship at any time and for any lawful reason or no reason at all. Upon such termination, Employee will not be entitled to any additional compensation, severance pay, or benefits; however, such a termination will not affect any rights to the exercise of any Stock Option, pursuant to the terms of this Agreement.

Section 2.2 Termination of Employment by the Company Prior to Expiration of Term. Notwithstanding the provisions of Section 2.1 hereof, the Company shall have the right to terminate Employee’s employment under this Agreement at any time and without any severance or payment of salary, in accordance with the following provisions:

(a) Upon Employee’s death.

(b) Upon Employee’s becoming incapacitated or disabled by accident, sickness or other circumstance as determined by a physician selected by the Company or its insurers and reasonably acceptable to the Employee and which creates an impairment (despite reasonable accommodation) that renders him mentally or physically incapable of performing the essential duties and services required of him hereunder for a period of at least 90 consecutive days or for 90 non-consecutive business days during any 12-month period.

(c) For cause, upon a good faith determination by the Board of Directors that cause exists according to the following guidelines:

(i) material insubordination by Employee;

(ii) material act or acts of dishonesty or disloyalty by Employee which has or have adversely affected the Company;

(iii) Employee’s material breach of this Agreement or any duties assigned to him hereunder;

(iv) Employee’s material breach of any of the Company’s personnel policies, including any intentional acts of discrimination or harassment;

(v) Employee’s habitual drug or alcohol abuse;

(vi) Employee’s conviction of any felony;

(vii) Employee’s conviction of any crime involving moral turpitude; or

(viii) Employee’s willful dishonesty, fraud or material misconduct with respect to the business or affairs of the Company, including any act or acts which adversely affected the image or reputation of the Company or which resulted in material financial loss to the Company.

Section 2.3 Notice of Termination. If the Company desires to terminate Employee’s employment hereunder as provided in Section 2.2 hereof, the Company shall do so by giving notice to Employee that it has elected to terminate Employee’s employment hereunder and stating the effective date and reason, if any, for such termination. In the event of such termination, the provisions of Articles IV through VII hereof shall continue to apply in accordance with their terms.

ARTICLE III

COMPENSATION AND BENEFITS

Section 3.1 Compensation. During the term of this Agreement, the Company shall provide compensation to Employee in the following forms:

(a) Base Salary. Employee shall receive an annual base salary of $240,000 less all applicable tax withholdings.

(b) Bonus. Employee shall receive a discretionary bonus as determined by the Board of Directors in its sole discretion.

(c) Stock Options.

(i) Grant of Option. The Company hereby grants to Employee an option to purchase up to seventy-five thousand (75,000) shares of the common stock of the Company exercisable at the price per share of $1.50 per share (“Stock Option”), subject to all of the terms and conditions of this Agreement.

(ii) Vesting of Shares. This Stock Option shall be exercisable as it vests. Subject to the terms and conditions of the Plan and this Agreement, this Stock Option shall become vested and exercisable as to all of the shares if, on the one-year anniversary of the Effective Date hereof, the employment of Employee has not previously been terminated pursuant to this Agreement. To the extent not earlier exercised or terminated as provided in this Agreement, the Stock Option shall expire on the tenth anniversary of the Effective Date of this Agreement.

(iii) Termination. If Employee has his employment with the Company terminated for any reason other than Employee’s death, then this Stock Option, to the extent (and only to the extent) that it is vested (or becomes vested) in accordance with the terms of this Agreement on the date of termination, may be exercised by Employee no later than ninety (90) days after the termination date. In the event of Employee’s death, then this Stock Option, to the extent (and only to the extent) that it is vested (or becomes vested as a result thereof) in accordance with this Agreement on the date of Employee’s death, may be exercised by the Employee’s estate or beneficiary for a period of one year from the date of Employee’s death.

Section 3.2 Benefits. During the term of this Agreement, Employee shall be afforded the following benefits as incidences of his employment:

(a) Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees, the Company will reimburse Employee for, or pay on behalf of Employee, reasonable and appropriate expenses incurred by Employee for business related purposes, including reasonable costs of travel, lodging, rental of an apartment or similar accommodations in San Antonio, Texas, the rental of an automobile while in San Antonio, Texas, and entertainment incurred in connection with the performance of his duties.

(b) Other. Employee and, to the extent applicable, Employee’s family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to executive employees of the Company. The Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program as it applies to Employee, so long as such changes are similarly applicable to all executive employees of the Company.

(c) Vacation; Holidays; Sick Leave. During employment, the Employee shall be entitled to sick leave, holidays and an annual vacation, in accordance with the regular policies of the Company. Unused vacation or sick time is not paid upon termination of Employee’s employment, regardless of the reason for such termination.

Section 3.3 Payroll. Employee shall receive all compensation pursuant to this Agreement in accordance with the Company’s customary payroll practices.

ARTICLE IV

EFFECT OF TERMINATION ON COMPENSATION

Section 4.1 Termination of Agreement by the Company.

(a) Termination Upon Death. In the event of Employee’s death during the term of this Agreement, all of Employee’s rights and benefits provided for in this Agreement will terminate on the date of death; provided, however, that Employee’s estate will be paid Employee’s pro rata annual salary as earned through the date of death and Employee’s estate will have the opportunity to exercise Employee’s Stock Option and to the extent unvested at the time of such termination, the Stock Option will become immediately vested and Employee’s estate shall be entitled to exercise such options in accordance with the terms of this Agreement.

(b) Termination Upon Disability. If Employee’s employment hereunder is terminated by the Company pursuant to Section 2.2(b) hereof prior to the expiration of the Agreement’s term, all of Employee’s rights and benefits provided for in this Agreement will terminate as of such date; provided, however, that Employee will be paid Employee’s pro rata annual salary as earned through the date of termination, extended health benefits (COBRA) shall continue at Employee’s expense as provided by law, and Employee will have the opportunity to exercise Employee’s Stock Option and to the extent unvested at the time of such termination, the Stock Option will become immediately vested pro rata through the termination date in proportion to the amount of time Employee was employed with respect to the one-year anniversary of the Effective Date. For example, if Employee’s termination date under this Subsection 4(b) is after six months of employment, then one-half of the Stock Option (i.e. 37,000 shares) would vest.

With respect to the pro rata portion of Stock Option that becomes vested pursuant to this Subsection 4(b), Employee shall be entitled to exercise such options in accordance with the terms of this Agreement.

(c) Termination for Cause. If Employee’s employment hereunder is terminated by the Company pursuant to Section 2.2(c), all of Employee’s rights and benefits provided for in this Agreement will terminate as of such date; provided, however, that Employee will be paid Employee’s pro rata annual salary as earned through the date of termination, and extended health benefits (COBRA) shall continue at Employee’s expense as provided by law. The Stock Option, to the extent not previously vested, shall terminate, and Employee shall have no further rights in respect thereof.

(d) Waiver and Release of Claims. As a condition to Employee’s right to receive severance pay as specified in Section 4.2, Employee must execute and deliver to the Company a waiver and release, in a form acceptable to the Company, of all claims he has, or may have, known or unknown, against the Company, its officers, employees, owners, directors, affiliates, representatives, shareholders, investors, and agents, which arise or relate to his employment, separation therefrom or any other matter through the date of Employee’s signature on such waiver and release.

(e) Termination Pursuant to Section 2.1. If either the Company or the Employee elects to allow the term of the Agreement to expire under its own terms under Section 2.1, all Employee’s rights, compensation and benefits provided for in this Agreement will terminate as of the date of expiration of the term; provided, however, Employee will be paid Employee’s pro rata annual base salary as earned through the date of the expiration of the term, extended health benefit (COBRA) shall continue at the Employee’s expense as provided by law, and Employee will have the opportunity to exercise any vested Stock Option in accordance with the terms of this Agreement.

Section 4.2 Termination Upon and the Effect of a Significant Event. A merger or consolidation involving the Company (regardless of whether the Company is the surviving entity of such merger or consolidation), a potential liquidation or dissolution of the Company, or a potential sale or other disposition by the Company of all or substantially all of its assets are referred to herein as a “Significant Event”. If a Significant Event as defined herein occurs before the one-year anniversary of the Effective Date of this Agreement, the Stock Option, if not already vested, will immediately vest and Employee will be entitled to exercise his Stock Option in accordance with the terms of this Agreement. If Employee is terminated as a result of the occurrence of the Significant Event or, at the Employee’s sole discretion, Employee elects to end his employment as a result of the occurrence of the Significant Event, Employee shall, subject to Section 4.1(d), receive severance pay in the amount of the Employee’s regular base salary for the remaining one-year term of this Agreement, with said severance to be paid throughout the severance period in accordance with the Company’s then current payroll practices, and Employee also shall receive a lump sum amount for his accrued and unpaid pro rata salary and shall have the opportunity to extended health benefits (COBRA) at Employee’s expense as provided by law.

ARTICLE V

CONFIDENTIAL INFORMATION

Section 5.1 Company Provided Access to Confidential Information and Company Relationships. In connection with Employee’s employment by the Company and in return for Employee’s promises herein, specifically including those in Section 5.2, the Company will provide Employee with and access to the Company’s confidential information including, without limitation, information pertaining to the Company’s past, current and future business plans, corporate opportunities, operations, acquisition, merger or sale strategies, product development, product names and marks, marketing, cost and pricing structure, margins, profitability, operation and production procedures or results, partners, partnership or other business arrangements or agreements with third parties, customers, customer sales volumes, customer contracts, books, records and documents, technical information, equipment, services and processes (collectively, “Confidential Information”). The Company also shall provide to Employee access to and the opportunity to develop business relationships with the Company’s customers, clients, vendors and partners with whom the Company has developed goodwill and to which Employee would not otherwise have access (collectively, “Company Relationships”). Notwithstanding anything in this Section 5.1 to the contrary, “Confidential Information” and “Company Relationships” shall not include information or relationships that (i) was/were in the Employee’s possession or within the Employee’s knowledge before his employment with the Company or (ii) is or becomes generally known to persons who could take economic advantage of it (other than officers, directors, and employees of the Company) without breach of an obligation to the Company.

Section 5.2 Value and Non-Disclosure/Non-Use of Confidential Information and Access to Company Relationships. Employee acknowledges that the Company’s business is highly competitive and that the Confidential Information and opportunity to develop relationships with Company customers, clients, vendors or partners promised by the Company are valuable, special, and unique assets of the Company which the Company uses in its business to obtain a competitive advantage over the Company’s competitors which do not know or use this information. Employee further acknowledges that protection of the Confidential Information and Customer Relationships against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, Employee hereby agrees that he will not, at any time during or after his employment by the Company, make any unauthorized disclosure of any Confidential Information or make any use thereof or of the Customer Relationships, except (a) for the benefit of, and on behalf of, the Company or (b) as required to be disclosed pursuant to legal process (e.g., a subpoena), provided that the Employee notifies the Company immediately upon receiving or becoming aware of the legal process in question so that the Company may have the opportunity to seek a protective or other order to restrict or prevent such disclosure.

Section 5.3 Third-Party Information. Employee acknowledges that, as a result of his employment by the Company, he will have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, clients, vendors, suppliers, partners, joint venturers, and the like, of the Company. Employee agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information.

Section 5.4 Return of Documents and Electronic Data. All written or electronic or other data or materials, records and other documents made by, or coming into the possession of, Employee during the period of his employment by the Company which contain or disclose the Confidential Information and/or Customer Relationships shall be and remain the property of the Company. Upon request, and in any event without request upon termination of Employee’s employment by the Company, for any reason, he promptly shall deliver the same, and all copies, derivatives and extracts thereof, to the Company.

Section 5.5 Breach of this Article. Employee understands and agrees that the restrictions in this Article do not terminate when Employee’s employment terminates. Employee understands and agrees that such restrictions may limit his ability to engage in a business similar to the Company’s business in a position similar to his position with the Company because such a position would inevitably and unavoidably require him to disclose the Confidential Information and Company Relationships protected herein, but acknowledges that he will receive sufficient monetary and other consideration from the Company hereunder to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article V by Employee, and the Company shall be entitled to enforce the provisions of this Article V by specific performance and injunctive relief, in each case as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V, but shall be in addition to all remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from Employee and his agents involved in such breach.

ARTICLE VI

INVENTIONS, DISCOVERIES AND COPYRIGHTS

Section 6.1 Work Product. Employee acknowledges and agrees that all work product generated, produced, created, prepared and the materials and information used to generate the final work product for Company and/or its clients belongs to the Company, its clients or both. Employee agrees that:

(a) all the work product he creates, generates, produces or prepares during and within the course and scope of his employment relationship with the Company shall be works for hire under the copyright laws of the United States;

(b) to the extent that any of the work product may not, by operation of law, be works for hire under the copyright laws of the United States, Employee shall assign and hereby does assign, transfer and convey to the Company all Employee’s rights, title and interest, including copyright rights, to such work products; and

(c) Employee will furnish to the Company and execute all written assignments, transfers, affidavits, certifications and other documents as may be necessary to confirm or preserve the Company’s ownership of the copyright and other rights in and to the work product.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Statements by Employee. The Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about the Company, any of its subsidiaries or affiliates, or any of such other entities’ officers, employees, shareholders, investors, directors, agents or representatives that are slanderous, libelous, disparaging, or defamatory; or that disclose private or confidential information about the Company, any of its subsidiaries or affiliates, or any of such entities’ business affairs, officers, employees, shareholders, directors, agents, investors, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Employee and the Company and its subsidiaries and affiliates, if any, under this provision are in addition to any and all rights and remedies otherwise afforded by law.

Section 7.2 Successors/Assignment. Employee acknowledges and agrees that this Agreement shall be binding upon and inure to the benefit of the Company and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s services, rights, benefits and obligations under this Agreement are personal and such services, rights, benefits, and obligations may not be assigned.

Section 7.3 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed, faxed or otherwise delivered by any means which provides a receipt upon delivery and addressed as follows:

If to the Company to:

Board of Directors

Analytical Surveys, Inc.

11900 Crownpoint Drive, Suite 100

San Antonio, Texas 78233

with a copy to:

Locke Liddell & Sapp LLP

600 Travis Street, Suite 3400

Houston, Texas 77002

Attention: David Taylor

Fax: (713) 223-3717

If to Employee to:	Fax:

or to such other address as either Party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

Section 7.4 Applicable Law, Jurisdiction and Mandatory Forum. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas. Any suit by either Party to enforce any right hereunder or to obtain a declaration of any right or obligation hereunder must be brought in any state or federal court of competent jurisdiction in Texas.

Section 7.5 No Waiver. No failure by either Party hereto at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

Section 7.6 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

Section 7.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

Section 7.8 Withholding of Taxes and Other Items. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling. Furthermore, should Employee owe the Company any money at the time of termination of employment, Employee authorizes and consents to the Company deducting the amount owed by Employee from compensation otherwise owed Employee.

Section 7.9 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

Section 7.10 Affiliate. As used in this Agreement, “affiliate” shall mean any person or entity which directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

Section 7.11 Term. This Agreement has a term co-extensive with the term of employment as defined in Section 2.1 hereof. Termination of this Agreement pursuant to the provisions of Section 2.1 hereof shall not affect any right or obligation of either Party hereto which is accrued or vested prior to or upon such termination or the rights and set forth in Articles V through VII hereof. Notwithstanding anything contained in this Agreement, in the event of the termination of this Agreement pursuant Section 2.1, any future exercise of the Stock Option provided in Section 3.1(c) of this Agreement, shall be governed in accordance with the provisions of Section 3.1(c).

Section 7.12 Indemnification.

(a) In addition to and not in limitation of any rights Employee has under the Articles of Incorporation and Bylaws of the Company, if in the course of performing his services for the Company in accordance with the terms of his Agreement, Employee is made a party defendant in any litigation, arbitration, or other legal proceeding, and provided that Employee has not exceeded his authority or otherwise acted contrary to the terms of this Agreement with respect to the matter involved, then the Company shall indemnify, defend and hold Employee harmless from any loss, liability, damages, costs and expenses, including reasonable attorneys’ fees.

(b) Employee shall indemnify, defend and hold the Company, its subsidiaries and affiliates, its officers and directors and its successors and assigns, if any, harmless from any loss, liability, damages, costs and expenses, including reasonable attorneys’ fees, arising out of or related to any unauthorized activity of Employee or any activity of Employee not related to or beyond the scope of his employment by the Company.

Section 7.13 Entire Agreement. This Agreement contains all the covenants, promises, representations, warranties and agreements between the Parties with respect to employment of Employee by the Company. Each Party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either Party, or by anyone acting on behalf of either Party, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by the Company, which is not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the Party to be charged.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

COMPANY:

Analytical Surveys, Inc.

By: /s/ J. Livingston Kosberg

EMPLOYEE:

/s/ Wayne Fuquay